Exhibit 99.1

                     SJW CORP. ANNOUNCES
    CLOSING OF PURCHASE OF ASSETS OF CANYON LAKE WATER SUPPLY
                CORPORATION, CANYON LAKE, TEXAS

     SAN JOSE, CA, May 31, 2006 - SJW Corp. (NYSE:SJW) announced today that the purchase of the assets of Canyon Lake Water Supply Corporation by SJWTX Water, Inc. closed on Wednesday, May 31, 2006. SJWTX Water, Inc. (SJWTX Water), a newly formed Texas corporation, is a wholly owned subsidiary of SJW Corp.

     SJW Corp., through SJWTX Water, gains approximately 7,000 metered connections in a service area encompassing approximately 320 square miles around Canyon Lake between San Antonio and Austin. Approximately 20,000 residents in Western Comal County and Southeastern Blanco County are served by the water system.

     The members of Canyon Lake Water Supply Corporation approved the sale of the assets on November 5, 2005. Authorization to close the transaction was granted by both the Texas Commission on Environmental Quality (TCEQ) and the Texas Water Development Board (TWDB).

     The purchase price consists of $3.2 million in cash; SJWTX Water's assumption, retirement, or recapitalization of all of Canyon Lake Water Supply Corporation's outstanding debt and bond obligations of approximately $20 million; and SJWTX Water's payment of certain transaction expenses.

     SJWTX Water has offered positions to all former employees of Canyon Lake Water Supply Corporation, and has agreed not to implement a rate increase for a period of two years following the November 2005 member approval of the sale of assets. SJWTX Water's seven member board of directors includes three members from the Canyon Lake community.



     This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.